Exhibit 99.1

Moody's Corporation Reports Results for Second Quarter 2016

  2Q16 revenue of $928.9 million up 1% from 2Q15
  2Q16 EPS of $1.30 up 2% from 2Q15
  Reaffirming FY 2016 EPS guidance of $4.55 to $4.65; expecting to be toward the lower end of the range

NEW YORK--(BUSINESS WIRE)--July 22, 2016--Moody’s Corporation (NYSE:MCO) today announced results for the second quarter of 2016 and provided its current outlook for full year 2016.

"Moody’s achieved year-on-year revenue growth in the second quarter due to the strong performance of Moody’s Analytics and the recovery in bond issuance from the weak start to the year,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “Anticipating heightened market uncertainty outside the US, we expect full year 2016 EPS to be toward the lower end of our guidance range of $4.55 to $4.65.”

SECOND QUARTER 2016 HIGHLIGHTS

Moody’s Corporation reported revenue of $928.9 million for the three months ended June 30, 2016, up 1% from $918.1 million for the same period of 2015.

Operating expense totaled $518.7 million, up 4% from $498.8 million, and operating income was $410.2 million, down 2% from $419.3 million. Adjusted operating income (operating income before depreciation and amortization) was $441.4 million, down 1% from $447.2 million in the prior-year period. Operating margin for the second quarter of 2016 was 44.2% and adjusted operating margin was 47.5%.

EPS of $1.30 was up 2% from the second quarter of 2015.

MCO SECOND QUARTER 2016 REVENUE UP 1%

Moody’s Corporation reported global revenue of $928.9 million for the second quarter of 2016, up 1% from $918.1 million in the second quarter of 2015. The impact of foreign currency translation was negligible.

US revenue was $545.9 million, flat to the second quarter of 2015, while non-US revenue was $383.0 million, up 3% from the prior-year period. Revenue generated outside the US represented 41% of total revenue, consistent with the year-ago period.

MIS Second Quarter Revenue Down 2%

Global revenue for Moody’s Investors Service (MIS) for the second quarter of 2016 was $625.6 million, down 2% from $639.2 million in the prior-year period. The impact of foreign currency translation was negligible. US revenue was $399.0 million, down 3%, while non-US revenue was $226.6 million, flat to the prior-year period.

Global corporate finance revenue was $304.8 million, down 5% from the strong prior-year period. This result primarily reflected lower levels of US speculative grade and Asian investment grade issuance despite increased activity from the first quarter. US and non-US corporate finance revenues were down 4% and 6%, respectively.

Global structured finance revenue totaled $111.5 million, down 8% from the second quarter of 2015. Reduced US CLO and CMBS activity was only partially offset by increased European structured finance activity. US structured finance revenue was down 16%, while non-US revenue was up 14%.

Global financial institutions revenue was $89.7 million, down 1% compared to the prior-year period. US financial institutions revenue was up 7%, while non-US revenue was down 7%.

Global public, project and infrastructure finance revenue was $112.3 million, up 12% over the prior-year period primarily as a result of increased global infrastructure-related issuance. US and non-US public, project and infrastructure finance revenues were up 11% and 16%, respectively.

MA Second Quarter Revenue Up 9%

Global revenue for Moody’s Analytics (MA) for the second quarter of 2016 was $303.3 million, up 9% from $278.9 million in the second quarter of 2015. Foreign currency translation unfavorably impacted MA revenue by 1%. MA’s US revenue was $146.9 million, up 10%, and its non-US revenue was $156.4 million, up 8%.

Global revenue from research, data and analytics (RD&A) was $168.3 million, up 7% from the prior-year period mainly due to strength in sales of credit research and ratings data feeds. US and non-US RD&A revenues were each up 7%.

Global enterprise risk solutions (ERS) revenue of $97.5 million was up 17% from the second quarter of 2015 primarily due to the March 2016 acquisition of GGY as well as growth across all product lines. US and non-US ERS revenues were up 21% and 15%, respectively.

Global revenue from professional services of $37.5 million was down 2% from the prior-year period. US professional services revenue was flat to the prior-year period while non-US revenue was down 3%.

SECOND QUARTER 2016 EXPENSE UP 4%

Second quarter 2016 expense for Moody’s Corporation was $518.7 million, up 4% from the prior-year period. The increase was primarily due to higher compensation costs in MA, reflecting additional headcount to support business growth and the acquisition of GGY. Expense in MIS was down slightly compared to the prior-year period. Foreign currency translation favorably impacted expense by 2%.

Operating income was $410.2 million, down 2% from $419.3 million. Foreign currency translation favorably impacted operating income by 1%. Adjusted operating income of $441.4 million was down 1% from the prior-year period. The operating margin was 44.2%, down from 45.7%. The adjusted operating margin was 47.5%, down from 48.7%.

Moody’s effective tax rate was 31.9% for the second quarter of 2016, compared with 30.4% for the prior-year period.

FIRST HALF 2016 REVENUE DOWN 2%

For Moody’s Corporation overall, global revenue was $1.7 billion for the first half of 2016, down 2% from the prior-year period. Foreign currency translation unfavorably impacted revenue by 1%. US revenue was $1.0 billion, down 2%, while non-US revenue was $719.1 million, down 3%.

First Half MIS Revenue Down 7%

MIS revenue totaled $1.2 billion for the first half of 2016, down 7% from the prior-year period. US revenue was $735.0 million, down 6%. Non-US revenue was $415.7 million, down 9%, and represented 36% of MIS revenue, down from 37% in the first half of 2015.

First Half MA Revenue Up 10%

MA revenue totaled $594.3 million for the first half of 2016, up 10% from the prior-year period. US revenue of $290.9 million was up 11%. Non-US revenue was $303.4 million, up 8%, and represented 51% of MA revenue, down from 52% in the first half of 2015.

FIRST HALF 2016 EXPENSE UP 4%

Expense for Moody’s Corporation in the first half of 2016 was $1 billion, up 4% from the prior-year period. Foreign currency translation favorably impacted expense by 2%.

Operating income was $714.3 million, down 10% from the first half of 2015. The impact of foreign currency translation was negligible. Adjusted operating income of $775.4 million was down 8% from the prior-year period. Moody’s reported operating margin was 40.9%, down from 44.3%, and its adjusted operating margin was 44.4%, down from 47.5%.

The effective tax rate for the first half of 2016 was 32.1%, up from 31.5% in the prior-year period.

2016 CAPITAL ALLOCATION AND LIQUIDITY

$295.3 Million Returned to Shareholders in Second Quarter

During the second quarter of 2016, Moody’s repurchased 2.3 million shares at a total cost of $223.8 million, or an average cost of $96.60 per share, and issued 0.2 million shares as part of its employee stock-based compensation plans. Additionally, Moody’s returned $71.5 million to its shareholders via dividend payments during the second quarter of 2016.

Over the first half of 2016, Moody’s repurchased 5.2 million shares at a total cost of $485.9 million, or an average cost of $92.83 per share, and returned $143.6 million to its shareholders via dividend payments.

Outstanding shares as of June 30, 2016 totaled 192.3 million, down 4% from June 30, 2015. As of June 30, 2016, Moody’s had $1.0 billion of share repurchase authority remaining.

At quarter-end, Moody’s had $3.4 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.0 billion, down $20.7 million from June 30, 2015. Free cash flow in the first six months of 2016 was $474.5 million, down 14% from the first six months of 2015, primarily due to lower net income.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2016

Moody’s outlook for 2016 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.34 to £1 and for the euro (€) of $1.11 to €1.

MCO Full Year 2016 Outlook

Moody’s full year 2016 revenue is still expected to increase in the low-single-digit percent range.

Operating expense is still expected to increase in the mid-single-digit percent range.

Moody’s still projects an operating margin of approximately 41% and an adjusted operating margin of approximately 45%. The effective tax rate is still expected to be 32% to 32.5%.

The Company is reaffirming its full year 2016 EPS guidance of $4.55 to $4.65 and expects to be toward the lower end of the range.

Free cash flow is still expected to be approximately $1 billion. Moody’s still expects share repurchases to be approximately $1 billion, subject to available cash, market conditions and other ongoing capital allocation decisions. Capital expenditures are still expected to be approximately $125 million. Depreciation and amortization expense is still expected to be approximately $130 million.

MIS Full Year 2016 Outlook

For MIS, Moody’s now expects 2016 revenue to decrease in the low-single-digit percent range. US revenue is still expected to decrease in the low-single-digit percent range, while non-US revenue is now also expected to decrease in the low-single-digit percent range.

Corporate finance revenue is still expected to decrease in the low-single-digit percent range.

Structured finance revenue is now expected to decrease in the high-single-digit percent range reflecting a reduced outlook for non-US securitization activity for the remainder of the year.

Financial institutions revenue and public, project and infrastructure finance revenue are each still expected to increase in the mid-single-digit percent range.

MA Full Year 2016 Outlook

For MA, 2016 revenue is now expected to increase in the mid-single-digit percent range primarily due to the unfavorable impact of foreign currency translation. US revenue is still expected to increase in the low-double-digit percent range, while non-US revenue is now expected to increase in the low-single-digit percent range.

Research, data and analytics revenue and enterprise risk solutions revenue are each still expected to increase in the high-single-digit percent range.

Professional services revenue is still expected to decrease in the low-single-digit percent range.

CONFERENCE CALL

Moody’s will hold a conference call to discuss its second quarter 2016 results and its current 2016 outlook on July 22, 2016, at 11:30 a.m. EST. Individuals within the US and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. EST. The passcode for the call is “Moody’s Corporation.”

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under “Events & Presentations.” The webcast will be available until 3:30 p.m. EST on August 20, 2016.

A replay of the teleconference will be available from 3:30 p.m. EST, July 22, 2016 until 3:30 p.m. EST, August 20, 2016. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 8452229.

*****

ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.5 billion in 2015, employs approximately 10,800 people worldwide and maintains a presence in 36 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2016 and other forward-looking statements in this release are made as of July 22, 2016, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to the UK’s referendum vote whereby the UK citizens voted to withdraw from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the current world-wide credit market disruptions and economic slowdown; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2015, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months End
	June 30,		June 30,

	2016	2015	2016	2015
Amounts in millions, except per share amounts

Revenue	$928.9	$918.1	$1,745.0	$1,783.7

Expenses:
Operating	258.9	243.9	508.1	488.3
Selling, general and administrative	228.6	227.0	461.5	448.3
Depreciation and amortization	31.2	27.9	61.1	56.5
Total expenses	518.7	498.8	1,030.7	993.1

Operating income	410.2	419.3	714.3	790.6
Non-operating (expense) income, net
Interest expense, net	(34.3)	(31.9)	(68.4)	(61.2)
Other non-operating income, net	3.0	(8.2)	8.6	(5.7)
Total non-operating expense, net	(31.3)	(40.1)	(59.8)	(66.9)
Income before provision for income taxes	378.9	379.2	654.5	723.7
Provision for income taxes	120.8	115.1	209.8	228.3
Net income	258.1	264.1	444.7	495.4
Less: net income attributable to noncontrolling interests	2.6	2.4	4.8	3.6
Net income attributable to Moody's Corporation	$255.5	$261.7	$439.9	$491.8

Earnings per share attributable to Moody's common shareholders
Basic	$1.32	$1.30	$2.27	$2.43
Diluted	$1.30	$1.28	$2.24	$2.39

Weighted average number of shares outstanding
Basic	193.4	201.3	194.2	202.0
Diluted	195.8	204.4	196.8	205.4

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Amounts in millions	2016	2015	2016	2015

Moody's Investors Service
Corporate Finance	$304.8	$319.6	$545.1	$618.3
Structured Finance	111.5	121.2	202.1	222.5
Financial Institutions	89.7	90.4	184.6	184.2
Public, Project and Infrastructure Finance	112.3	99.9	203.8	200.6
MIS Other	7.3	8.1	15.1	15.9
Intersegment royalty	24.6	23.7	48.6	46.0
Sub-total MIS	650.2	662.9	1,199.3	1,287.5
Eliminations	(24.6)	(23.7)	(48.6)	(46.0)
Total MIS revenue	625.6	639.2	1,150.7	1,241.5

Moody's Analytics
Research, Data and Analytics	168.3	157.5	333.2	307.1
Enterprise Risk Solutions	97.5	83.2	187.0	160.3
Professional Services	37.5	38.2	74.1	74.8
Intersegment revenue	2.8	3.1	5.6	6.4
Sub-total MA	306.1	282.0	599.9	548.6
Eliminations	(2.8)	(3.1)	(5.6)	(6.4)
Total MA revenue	303.3	278.9	594.3	542.2

Total Moody's Corporation revenue	$928.9	$918.1	$1,745.0	$1,783.7

Moody's Corporation revenue by geographic area

United States	$545.9	$545.9	$1,025.9	$1,045.7
International	383.0	372.2	719.1	738.0

	$928.9	$918.1	$1,745.0	$1,783.7

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	June 30,	December 31,
	2016	2015*
Amounts in millions

Cash and cash equivalents	$1,674.3	$1,757.4
Short-term investments	352.5	474.8
Total current assets	3,030.1	3,243.1
Non-current assets	2,014.8	1,859.9
Total assets	5,044.9	5,103.0
Total current liabilities	1,146.4	1,218.5
Total debt	3,420.4	3,380.6
Other long-term liabilities	847.6	836.9
Total shareholders' (deficit)	(369.5)	(333.0)
Total liabilities and shareholders' (deficit)	5,044.9	5,103.0

Actual number of shares outstanding	192.3	196.1

*In the first quarter of 2016, the Company adopted a new accounting update on a retrospective basis which requires debt issuance costs to be presented as a reduction of debt rather than as an asset. Accordingly, the Company reclassified debt issuance costs, which were previously included in non-current assets, as a reduction of total debt.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:

	June 30, 2016

	Principal Amount	Fair Value of Interest Rate Swap (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Cost (2)	Carrying Value
Notes Payable:
6.06% Series 2007-1 Notes due 2017	$300.0	$-	$-	$(0.1)	$299.9
5.50% 2010 Senior Notes, due 2020	500.0	25.5	(1.5)	(1.8)	522.2
4.50% 2012 Senior Notes, due 2022	500.0	-	(2.6)	(2.3)	495.1
4.875% 2013 Senior Notes, due 2024	500.0	-	(2.2)	(2.9)	494.9
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	12.0	(0.5)	(2.1)	459.4
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(6.0)	597.3
1.75% 2015 Senior Notes, due 2027	555.5	-	-	(3.9)	551.6
Total long-term debt	$3,405.5	$37.5	$(3.5)	$(19.1)	$3,420.4

	December 31, 2015

	Principal Amount	Fair Value of Interest Rate Swap (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Cost (2)	Carrying Value
Notes Payable:
6.06% Series 2007-1 Notes due 2017	$300.0	$-	$-	$(0.2)	$299.8
5.50% 2010 Senior Notes, due 2020	500.0	9.4	(1.6)	(2.0)	505.8
4.50% 2012 Senior Notes, due 2022	500.0	-	(2.8)	(2.5)	494.7
4.875% 2013 Senior Notes, due 2024	500.0	-	(2.3)	(3.1)	494.6
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	2.3	(0.5)	(2.4)	449.4
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.4	(6.2)	597.2
1.75% 2015 Senior Notes, due 2027	543.1	-	-	(4.0)	539.1
Total long-term debt	$3,393.1	$11.7	$(3.8)	$(20.4)	$3,380.6

(1)	Reflects interest rate swaps on the 2010 Senior Notes and the 2014 Senior Notes (5-Year).

(2)	Pursuant to a new accounting update, unamortized debt issuance costs are presented as a reduction to the carrying value of the debt.

Table 5 - Non-operating (expense) income, net

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2016	2015	2016	2015
Amounts in millions

Interest:
Expense on borrowings	$(35.4)	$(30.7)	$(70.0)	$(59.0)
Income	2.8	2.3	5.7	4.2
Expense on UTPs and other tax related liabilities	(1.7)	(3.5)	(4.5)	(6.7)
Interest capitalized	-	-	0.4	0.3
Total interest expense, net	$(34.3)	$(31.9)	$(68.4)	$(61.2)
Other non-operating (expense) income, net:
FX gain/(loss)	$0.8	$(12.2)	$4.8	$(12.2)
Joint venture income	3.0	3.4	4.9	5.3
Other	(0.8)	0.6	(1.1)	1.2
Other non-operating (expense) income, net	3.0	(8.2)	8.6	(5.7)
Total non-operating (expense) income, net	$(31.3)	$(40.1)	$(59.8)	$(66.9)

Table 6 - Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization.

	Three Months Ended June 30,
	2016				2015
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated

Revenue	$650.2	$306.1	$(27.4)	$928.9	$662.9	282.0	(26.8)	$918.1
Operating, selling, general and administrative expense	281.3	233.6	(27.4)	487.5	287.0	210.7	(26.8)	470.9
Adjusted operating income	368.9	72.5	-	441.4	375.9	71.3	-	447.2

Depreciation and amortization	18.2	13.0	-	31.2	15.8	12.1	-	27.9
Operating income	$350.7	$59.5	$-	$410.2	$360.1	$59.2	$-	$419.3
Adjusted operating margin	56.7%	23.7%		47.5%	56.7%	25.3%		48.7%
Operating margin	53.9%	19.4%		44.2%	54.3%	21.0%		45.7%

	Six Months Ended June 30,
	2016				2015
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated

Revenue	$1,199.3	$599.9	$(54.2)	$1,745.0	$1,287.5	$548.6	$(52.4)	$1,783.7
Operating, selling, general and administrative expense	559.9	463.9	(54.2)	969.6	568.3	420.7	(52.4)	936.6
Adjusted operating income	639.4	136.0	-	775.4	719.2	127.9	-	847.1

Depreciation and amortization	35.7	25.4	-	61.1	31.8	24.7	-	56.5
Operating income	$603.7	$110.6	$-	$714.3	$687.4	$103.2	$-	$790.6
Adjusted operating margin	53.3%	22.7%		44.4%	55.9%	23.3%		47.5%
Operating margin	50.3%	18.4%		40.9%	53.4%	18.8%		44.3%

Table 7 - Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and outsourced research and analytical engagements.

	Three Months Ended June 30,
	2016			2015
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$215.5	$89.3	$304.8	$232.8	$86.8	$319.6
	71%	29%	100%	73%	27%	100%
Structured Finance	$68.0	$43.5	$111.5	$80.3	$40.9	$121.2
	61%	39%	100%	66%	34%	100%
Financial Institutions	$29.8	$59.9	$89.7	$32.8	$57.6	$90.4
	33%	67%	100%	36%	64%	100%
Public, Project and Infrastructure Finance	$73.2	$39.1	$112.3	$62.2	$37.7	$99.9
	65%	35%	100%	62%	38%	100%
MIS Other	$2.7	$4.6	$7.3	$4.1	$4.0	$8.1
	37%	63%	100%	51%	49%	100%
Total MIS	$389.2	$236.4	$625.6	$412.2	$227.0	$639.2
	62%	38%	100%	64%	36%	100%
Moody's Analytics	$72.8	$230.5	$303.3	$67.1	$211.8	$278.9
	24%	76%	100%	24%	76%	100%
Total Moody's Corporation	$462.0	$466.9	$928.9	$479.3	$438.8	$918.1
	50%	50%	100%	52%	48%	100%

	Six Months Ended June 30,
	2016			2015
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$366.5	$178.6	$545.1	$446.3	$172.0	$618.3
	67%	33%	100%	72%	28%	100%
Structured Finance	$117.8	$84.3	$202.1	$142.1	$80.4	$222.5
	58%	42%	100%	64%	36%	100%
Financial Institutions	$66.8	$117.8	$184.6	$70.6	$113.6	$184.2
	36%	64%	100%	38%	62%	100%
Public, Project and Infrastructure Finance	$127.0	$76.8	$203.8	$126.7	$73.9	$200.6
	62%	38%	100%	63%	37%	100%
MIS Other	$5.6	$9.5	$15.1	$7.4	$8.5	$15.9
	37%	63%	100%	47%	53%	100%
Total MIS	$683.7	$467.0	$1,150.7	$793.1	$448.4	$1,241.5
	59%	41%	100%	64%	36%	100%
Moody's Analytics	$142.1	$452.2	$594.3	$127.7	$414.5	$542.2
	24%	76%	100%	24%	76%	100%
Total Moody's Corporation	$825.8	$919.2	$1,745.0	$920.8	$862.9	$1,783.7
	47%	53%	100%	52%	48%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin:

The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of this item, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in millions)	2016	2015	2016	2015
Operating income	$410.2	$419.3	$714.3	$790.6
Depreciation & amortization	31.2	27.9	61.1	56.5
Adjusted operating income	$441.4	$447.2	$775.4	$847.1
Operating margin	44.2%	45.7%	40.9%	44.3%
Adjusted operating margin	47.5%	48.7%	44.4%	47.5%

	Year Ended December 31, 2016
Operating margin guidance	Approximately 41%
Depreciation and amortization	Approximately 4%
Adjusted operating margin guidance	Approximately 45%

Table 9 - Free Cash Flow:

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Six Months Ended June 30,
(amounts in millions)	2016	2015
Net cash flows from operating activities	$528.8	$594.4
Capital additions	(54.3)	(40.7)
Free cash flow	$474.5	$553.7
Net cash used in investing activities	$(7.3)	$(91.8)
Net cash used in financing activities	$(622.8)	$(157.6)

	Year Ended December 31, 2016
Net cash flows from operating activities guidance	Approximately $1.1 billion
Capital additions guidance	(Approximately $125 million)
Free cash flow guidance	Approximately $1.0 billion

Table 10 - 2016 Outlook:

Moody’s outlook for 2016 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.34 to £1 and for the euro (€) of $1.11 to €1.

Full-year 2016 Moody's Corporation guidance
MOODY'S CORPORATION	Current guidance as of July 22, 2016	Last publicly disclosed guidance on April 29, 2016
Revenue	increase in the low-single-digit percent range	NC
Operating expense	increase in the mid-single-digit percent range	NC
Depreciation & amortization	Approximately $130 million	NC
Operating margin	Approximately 41%	NC
Adjusted operating margin	Approximately 45%	NC
Effective tax rate	32% - 32.5%	NC
EPS	$4.55 to $4.65*	NC
Capital expenditures	Approximately $125 million	NC
Free cash flow	Approximately $1 billion	NC
Share repurchases	Approximately $1 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)	NC

Full-year 2016 revenue guidance
MIS	Current guidance as of July 22, 2016	Last publicly disclosed guidance on April 29, 2016
MIS global	decrease in the low-single-digit percent range	Approximately flat
MIS U.S.	decrease in the low-single-digit percent range	NC
MIS Non-U.S.	decrease in the low-single-digit percent range	increase in the low-single-digit percent range
CFG	decrease in the low-single-digit percent range	NC
SFG	decrease in the high-single-digit percent range	decrease in the mid-single-digit percent range
FIG	increase in the mid-single-digit percent range	NC
PPIF	increase in the mid-single-digit percent range	NC
MA
MA global	increase in the mid-single-digit percent range	increase in the high-single-digit percent range
MA U.S.	increase in the low-double-digit percent range	NC
MA Non-U.S.	increase in the low-single-digit percent range	increase in the mid-single-digit percent range
RD&A	increase in the high-single-digit percent range	NC
ERS	increase in the high-single-digit percent range	NC
PS	decrease in the low-single-digit percent range	NC
NC- There is no difference between the Company's current guidance range and the last publicly disclosed guidance range for this item. * Expecting to be toward the lower end of the range.

CONTACT:
Salli Schwartz
Global Head of Investor Relations and
Corporate Communications
212.553.4862
sallilyn.schwartz@moodys.com
or
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com